Exhibit 5.1

Kaufman & Canoles, P.C. Two James Center 1021 East Cary Street, Suite 1400 Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

November 17, 2014

Sino-Global Shipping America, Ltd.

136-56 39th Avenue, Room #305

Flushing, New York 11354

Re: Sino-Global Shipping America, Ltd.

Dear Sir:

We have acted as Virginia counsel for Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-199160) and all amendments thereto (the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2014. The shares of common stock offered thereby, including such shares as may be offered pursuant to the underwriter’s overallotment option, are referred to herein as the “Offering Shares.”

In connection with this opinion, we have examined the Registration Statement, and the Prospectus, the Company’s Articles of Incorporation and Bylaws, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents.

For purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. In addition, this opinion assumes:

1.	(x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein and with respect to parties other than the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms;
2.	that at the time of the issuance of the Securities, the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, will have the necessary corporate power and due authorization and the terms of any such Securities will not violate the organizational documents of the Company, any applicable law or result in a default or breach of any agreement binding upon Company, and comply with any requirement or restriction imposed by any court or other governmental body having jurisdiction over it;
3.	that appropriate action will be taken prior to the offer and sale of the Common Stock, the Debt Securities, the Warrants, the Purchase Contracts, the Purchase Units, the Rights and the Units to register and qualify such Securities under all applicable state securities “blue sky” laws;
4.	that in the case of any Securities issuable upon the conversion, exchange, redemption, repurchase or exercise of other Securities, those Securities will be available for issuance upon such conversion, exchange, redemption, repurchase or exercise;

The following opinions are given as to matters of Virginia law. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

The following opinion is given only as to matters of Virginia law, and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Commonwealth of Virginia. We have assumed that there is nothing under any law (other than the laws of the Commonwealth of Virginia), which would affect or vary the following opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Offering Shares have been duly authorized and upon the sale thereof in accordance with the terms of the Underwriting Agreement, such securities will be duly and validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

We consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

Kaufman & Canoles, P.C.